FOR IMMEDIATE RELEASE
  Amex: BPA

BioSante Pharmaceuticals Reports
First Quarter 2007 Financial Results

LINCOLNSHIRE, Illinois - (May 1, 2007) --- BioSante Pharmaceuticals, Inc. (AMEX: BPA) today reported its March 31, 2007 cash balance and its financial results for the first quarter ended March 31, 2007.

The Company’s cash, cash equivalents and short-term investments as of March 31, 2007 were approximately $15.1 million, as compared to approximately $11.5 million on December 31, 2006. The Company’s cash burn rate in the second quarter of 2007 is expected to be approximately $750,000 per month.

BioSante incurred a net loss of approximately $1.8 million or ($0.08) per share for the quarter ended March 31, 2007, compared to a net loss of $3.2 million or ($0.17) per share for the same period in 2006. This decrease was due primarily to a reduction in business development costs and legal expenses and a decrease in non-cash stock-based compensation expense.

Recent Product Developments and Corporate Highlights
As previously announced, the Company in December 2006 received its first U.S. Food and Drug Administration (FDA) approval for Elestrin™ (estradiol gel) in the treatment of hot flashes. The lower of the two Elestrin doses approved is the lowest dose of estradiol approved for the treatment of hot flashes. In November 2006, the Company bolstered its cash position and realized another milestone in the commercialization of Elestrin by signing an exclusive agreement with Bradley Pharmaceuticals, Inc. (NYSE: BDY) for the marketing of Elestrin in the United States. Upon execution of the agreement, BioSante received $3.5 million. The December FDA approval triggered a payment of $10.5 million to BioSante. In March 2007, the Company received $7.0 million of this payment and the rest is to be received by year-end 2007. Sales-based milestone payments could bring payments from Bradley to BioSante up to an additional $40 million over several years. In addition, Bradley has agreed to pay to BioSante royalties on sales of Elestrin. Bradley is planning a mid-2007 launch of the product.

In December 2006, the Company announced that it initiated a Phase III safety and efficacy trial of LibiGel® (transdermal testosterone gel) in the treatment of female sexual dysfunction (FSD). The double-blind, placebo-controlled Phase III trial will enroll surgically menopausal women for a six-month clinical trial, conducted under a Phase III protocol reviewed by and on file with the FDA.

In February 2007, the Company announced that a new patent was issued covering the formulations used in Elestrin (estradiol gel), BioSante’s newly approved treatment for moderate to severe vasomotor symptoms associated with menopause and LibiGel® (transdermal testosterone gel), which recently moved into Phase III clinical development for the treatment of female sexual dysfunction. The patent, which was issued on April 3, 2007 covering both Elestrin and LibiGel, will expire on June 25, 2022.

About BioSante Pharmaceuticals, Inc.
BioSante is developing a pipeline of hormone therapy products to treat both men and women. These hormone therapy products are gel formulations for transdermal administration that deliver bio-identical estradiol and testosterone. BioSante's lead products include Elestrin™ (estradiol gel), developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, and LibiGel® (transdermal testosterone gel) in Phase III development for the treatment of female sexual dysfunction (FSD). The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion. The transdermal gel formulations used in the women's gel products are licensed by BioSante from Antares Pharma, which receives a portion of milestone payments and royalties on such products. The company also is developing its calcium phosphate nanotechnology (CaP) for novel vaccines, including hepatitis B, avian flu and biodefense vaccines for toxins such as anthrax, as well as a system for delivering drugs via alternative routes of administration. Additional information is available online at www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” “plans,” “hopes,” or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, the success of clinical testing, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante's filings with the Securities and Exchange Commission, including those factors discussed in BioSante's most recent Forms 10-K and 10-Q, which discussion also is incorporated herein by reference. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
Phillip Donenberg, BioSante Pharmaceuticals, Inc.; (847) 478-0500; donenber@biosantepharma.com